Pricing Supplement No.  254      Dated  1/24/96                Rule 424(b)(3)
(To Prospectus dated October 12, 1994)                     File No. 33-54929

SALOMON INC

Notes, Series G
Due More Than Nine Months from Date of Issue
Fixed Rate

Principal Amount:     $23,000,000.00

Issue Price:     100.0000000000%

Original Issue Date:     2/01/96

Stated Maturity:     2/01/08

Interest Rate:     7.3750000%

Interest Payment Dates:

   |X| Monthly, on the 1st. The amount of interest payable on each interest payment date will be computed on the basis of a 360 day year consisting of twelve 30 day months. 1st coupon 3/1/96.
   | |  Quarterly
   | |  Semi-annually

Amortizing Note:         | |  Yes       |X|  No

     Amortization Schedule:

Optional Redemption:   |X|  Yes   | |  No
   Optional Redemption Dates: On coupon payment dates commencing 2/01/97 upon 15 calendar days notification (see attached)
   Redemption Prices:  100.00%
   Redemption: | | In whole only and not in part |X| May be in whole or in part




Survivor's Option:        |X|  Yes       | |  No


                                                Per Note           Total
                                                --------           -----

Proceeds to Salomon Inc:                       100.0000000%    $23,000,000.00


CUSIP: 79549GZJ8

Pricing Supplement No. 254

Pricing Supplement dated January 24, 1996
(to Prospectus dated October 12, 1994)

                    DESCRIPTION OF THE NOTES

     General

          The description in this Pricing Supplement of the particular terms of the Registered Notes offered hereby (the "Notes") supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Registered Notes set forth in the accompanying Prospectus, to which descriptions reference is hereby made.

     Redemption

          The Notes will be redeemable at the option of the Company, in whole or in any part thereof, at a Redemption Price equal to 100% of the Issue Price set forth on the face of this Pricing Supplement (such redemption an "Optional Redemption"), on any Interest Payment Date occurring on or after February 1, 1997 (such date an "Optional Redemption Date"). The Company may exercise its right of Optional Redemption by notifying the Trustee of its exercise of such option at least 15 calendar days prior to the Optional Redemption Date. At least 15 calendar days but not more than 60 calendar days prior to such Optional Redemption Date, the Trustee shall mail notice of such redemption, first class, postage prepaid, to the Depositary's nominee, as sole Holder of the Notes under the Indenture. The Depositary will distribute any such notice to the owners of beneficial interests in the Notes in accordance with its regular practice.

     Plan of Distribution

          The Company intends to sell Notes at a price equal to principal amount thereof to the Underwriter for its own account or for resale to one or more purchasers, including dealers, at varying prices related to prevailing market prices at the time of resale, as determined by the Underwriter. Notes sold by the Underwriter to a dealer may be resold at varying prices related to prevailing market prices at the time of resale.